Leo Pound Compensation Arrangements

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Service as Interim CEO from March 30, 2018 through July 17, 2018 and as Interim Strategic Executive from July 18, 2018 through September 30, 2018; all compensation to be paid under this agreement relates to interim executive service during the terms described, including any payments made subsequent to September 30, 2018.

•	Monthly compensation to be $50,000 per month for service as Interim CEO and Interim Strategic Executive, retroactive to March 29, 2018, payable monthly, with accrued amounts payable upon signing.

•	$200,000 bonus to be paid upon signing of this agreement as supplemental compensation for completion of amendments of credit facility.

•	Additional payment of $250,000 payable on October 18, 2018 for services rendered as Interim CEO.

•	Additional payment of $250,000 payable on January 18, 2019 for services rendered as Interim Strategic Executive.

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Duties as Interim Strategic Executive will consist of working full-time, four days per week, to assist new CEO, including transitioning into role, cash management and cost reduction initiatives. Key items during transition:

o	Complete staffing of finance team

o	Complete accounts receivable discount repayment plan

o	Recapture cash not covered by deposit account control agreement and finish cash management line-up

o	Implement controls on purchasing cards, accounts payable, inventory and fixed assets

o	Develop key performance indicators and bridge analysis for reports to banks/Board/investor relations

o	Develop plans for following:

▪	Retrieve perpetual care funds and merchandise funds that can be disbursed from trust due to defaulted purchases

▪	Strategy for repurchasing plots that will not be used

▪	Insurance plan substitution funds

/s/ Leo Pound	StoneMor GP LLC
Leo Pound
Date: July 26, 2018	By: /s/ Robert B. Hellman, Jr.
Name: Robert B. Hellman, Jr.
Title: Chairman of Board of StoneMor GP LLC

Date: July 26, 2018